Exhibit 99.1

Date: November 4, 2015

Spectra Energy Reports Third Quarter 2015 Results

Third Quarter Highlights:

•	EBITDA at Spectra Energy Partners segment up 16% over prior-year quarter

•	The first segment of the OPEN project was placed into service six weeks early, generating incremental earnings

•	Expansion projects placed into service during 2015 are expected to generate EBITDA of $135 million annually

•	3Q 2015 dividend of $0.37 per share, 10% higher than 3Q 2014

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported third quarter 2015 financial results. For the quarter, ongoing earnings before interest, taxes, depreciation, and amortization (EBITDA) were $634 million, compared with $704 million in the prior-year quarter.

Distributable cash flow (DCF) for the quarter was $223 million, compared with $236 million in the same quarter last year.

Ongoing net income from controlling interests was $156 million, or $0.23 diluted earnings per share (EPS), compared with $209 million, or $0.31 diluted EPS in third quarter 2014. Reported net income from controlling interests was $174 million, or $0.26 diluted EPS, compared with $201 million, or $0.30 diluted EPS in third quarter 2014.

CEO COMMENT

“Our solid third quarter performance is consistent with the plan we laid out for investors at the start of the year. Strong performances from our U.S. Transmission and Liquids businesses resulted in EBITDA at Spectra Energy Partners increasing 16 percent over the prior-year quarter,” said Greg Ebel, chief executive officer, Spectra Energy. “The sound fundamentals underlying our base business are illustrated by the $8.6 billion of secured projects we currently have in execution, which continue to give us confidence in our ability to grow our dividend 14 cents per year through 2017.

“We continue to demonstrate our execution advantage, placing expansion projects into service early or on schedule,” continued Ebel. “In fact, the expansion projects we are putting into service in 2015 are set to contribute $135 million in annual EBITDA for the company.”

SEGMENT RESULTS

Spectra Energy Partners

Spectra Energy Partners reported third quarter 2015 EBITDA of $488 million, compared with $422 million in third quarter 2014. These results reflect increased earnings in our natural gas transmission business, virtually all due to expansion projects placed into service in the prior year (TEAM 2014 and TEAM South), and those expansions placed into full or partial service during third quarter 2015, Uniontown to Gas City and OPEN, respectively. The increased earnings also reflect higher transportation revenues due to higher tariff rates and volumes on the Express Pipeline.

Distribution

Distribution reported third quarter 2015 EBITDA of $70 million, compared with $82 million in third quarter 2014, due to a lower Canadian dollar in third quarter 2015. Excluding the $14 million effect of the lower Canadian dollar, Distribution would have reported EBITDA that was higher quarter over quarter due to customer growth.

Western Canada Transmission & Processing

Western Canada Transmission & Processing reported third quarter 2015 EBITDA of $117 million, compared with $156 million in third quarter 2014. The decrease was due entirely to the effect of a lower Canadian dollar and lower earnings at Empress.

Field Services

Spectra Energy reported ongoing EBITDA from Field Services of negative $29 million in third quarter 2015, compared with $63 million in third quarter 2014. The 2015 period excludes special items of $26 million, primarily from a gain on the sale of an asset. The 2014 period excludes special items of $12 million, primarily due to a goodwill impairment. The decrease in ongoing EBITDA was primarily attributable to continued lower commodity prices and lower gains on DCP Midstream Partners (DPM) unit issuances. These decreases were partially offset by asset growth, improved operating efficiencies, and other initiatives. As a reminder, Spectra Energy’s EBITDA from Field Services represents the company’s 50 percent share of DCP Midstream’s earnings before income taxes plus gains from DPM unit issuances.

During third quarters 2015 and 2014, respectively, NGL prices averaged $0.42 per gallon versus $0.90 per gallon, NYMEX natural gas averaged $2.77 per million British thermal units (MMBtu) versus $4.06 per MMBtu, and crude oil averaged approximately $46 per barrel versus $97 per barrel.

Recent transactions initiated by both Spectra Energy and Phillips 66 to strengthen DCP Midstream closed on October 30. These contributions made by the owners, along with various initiatives under way at DCP, establish a foundation for sustainable cash flows at DCP Midstream over the long-run.

Other

“Other” reported net expenses of $12 million and $19 million in third quarters 2015 and 2014, respectively, reflecting lower employee benefits costs. “Other” primarily consists of corporate costs, including benefits and captive insurance.

Interest Expense

Interest expense was $155 million in third quarter 2015, compared with $167 million in third quarter 2014, mostly reflecting a lower Canadian dollar, partially offset by higher average long-term debt balances.

Income Taxes

Income tax expense was $70 million in third quarter 2015, compared with $76 million in third quarter 2014. The effective tax rate was 22 percent in third quarter 2015, compared with 23 percent in third quarter 2014.

Foreign Currency

Net income from controlling interests was lower by $18 million due to the lower Canadian dollar.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of September 30, 2015, was $14.2 billion. Total Spectra Energy liquidity at the end of the quarter was $3.4 billion, including $2.3 billion of available liquidity at Spectra Energy Partners.

Spectra Energy has $2.8 billion of capital expansion spending planned in 2015, of which $2.2 billion is at Spectra Energy Partners. Excluding reimbursements from noncontrolling interests, total capital spending for the nine months ended September 30, 2015, was $1.9 billion, consisting of approximately $1.4 billion of growth capital expenditures and about $500 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

Spectra Energy continues to make progress on securing $35 billion in new projects by the end of the decade. At the end of third quarter 2015, the company had:

•	$9.6 billion – in service and delivering solid cash flows

•	$8.6 billion – in execution

•	$20+ billion – in development

Spectra Energy Partners

The Uniontown to Gas City project began delivering gas to the Midwest on August 1 and was fully in service September 1, two months ahead of schedule. The brownfield portion of OPEN also achieved an early startup, coming online about six weeks ahead of schedule. The remaining portion of the OPEN project will be placed into service in November, bringing incremental Marcellus and Utica supply to southern markets.

Construction is under way on the AIM project in New England, which is on track to be in service in the second half of 2016. The Express Enhancement crude oil project also began construction this quarter and is on track, with an estimated 2016 in-service date.

The FERC application for PennEast was filed in September, and the applications for four other projects, Atlantic Bridge, Access South, Adair Southwest, and the Lebanon Extension, were filed in October. These projects are all on schedule for their respective in-service dates.

The NEXUS project, in development with DTE and supported by local distribution companies and Marcellus and Utica producers, will allow customers to move gas through Ohio and Michigan markets to the 150 Bcf Dawn Hub. The Dawn Hub is owned and operated by the company’s subsidiary, Union Gas, and is the second largest physically traded gas hub in North America. The company has also recently signed a number of interconnect agreements with industrial facilities and power generators, demonstrating additional support for the route and the project. Major contractors for the project have been selected, and NEXUS will file a formal FERC application this month.

The Gulf Markets, Loudon, and Sabal Trail projects also continue to advance toward their respective in-service dates.

The company continues to advance the Access Northeast project, which is focused on the New England electric power market and saving consumers money while improving the reliability of New England’s energy system. Electric reliability is becoming a more critical concern as additional coal, oil, and nuclear generation facilities announce retirements. Access Northeast is an expansion of the Algonquin pipeline and the addition of storage capabilities to provide gas at times of highest demand. The project will utilize the existing footprints of both the Algonquin and the Maritimes & Northeast systems, which already directly connect to 60 percent of the gas-fired generation in the region, enabling gas to flow directly to natural gas generators when it’s needed, a necessary step for both consumer savings and reliability.

Central to this solution for New England is the idea that electric distribution companies (EDCs) would secure capacity on the pipeline. Support for this concept is building across the region’s six states. In October, the Massachusetts Department of Public Utilities confirmed the EDCs’ legal authority to enter into such contracts. Progress is being made in other states toward similar solutions. Access Northeast will continue to work with the New England EDCs to provide a solution to a very real supply concern for New England power generators.

The company anticipates moving Access Northeast into execution in the first half of 2016.

Distribution

Union Gas is on track to place the 2015 Dawn-Parkway project into service by year-end. This project is the first of several expansions advancing along the Dawn-Parkway path. The 2016 Dawn-Parkway project is under construction and is planned to be in service in the second half of 2016. The regulatory process is under way for the 2017 Dawn-Parkway project, and an Ontario Energy Board decision is expected in early 2016.

Western Canada Transmission & Processing

The company is advancing three projects – High Pine, Jackfish Lake, and RAM – representing $1 billion of incremental investment in Western Canada. High Pine, which was filed with the National Energy Board (NEB) in October, has a projected late 2016 in-service date. Jackfish Lake and RAM will be filed with the NEB by the end of the year and are expected to be in service in 2017.

Field Services

Field Services placed the Zia II plant in the Permian Basin into service this quarter. DCP’s National Helium expansion also came online during the third quarter, and is expected to ramp up to its full availability by year-end.

Additional Information

Additional information about third quarter 2015 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, November 4, 2015, at 8 a.m. CT. The webcast will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 46357231 or “Spectra Energy / Spectra Energy Partners Earnings Call.”

A replay of the call will be available until 5 p.m. CT on Tuesday, February 2, 2016, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally, and using the above conference ID. A replay and transcript also will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests and ongoing diluted EPS provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are reported net income from controlling interests and reported diluted EPS.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We use EBITDA and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Corp. Ongoing EBITDA represents EBITDA excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Corp’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Corp is net income.

We also use ongoing segment EBITDA and ongoing Other EBITDA (net expenses) as measures of performance. Ongoing segment EBITDA and ongoing Other EBITDA are non-GAAP financial measures, as they represent reported segment EBITDA and reported Other EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA and ongoing Other EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment EBITDA and ongoing Other EBITDA are reported segment EBITDA and reported Other EBITDA.

We have also presented Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the company to support dividend growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2014 Form 10-K, filed on February 27, 2015, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 21,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 300 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra

Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp

Quarterly Highlights

September 2015

(Unaudited)

(In millions, except per-share amounts and where noted)

These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
COMMON STOCK DATA
Earnings Per Share, Diluted	$0.26	$0.30	$0.68	$1.14
Dividends Per Share	$0.37	$0.335	$1.11	$1.005
Weighted-Average Shares Outstanding, Diluted	672	673	672	672
INCOME
Operating Revenues	$1,103	$1,207	$3,918	$4,303
Total Reportable Segment EBITDA	672	711	1,910	2,384
Net Income - Controlling Interests	174	201	459	766
EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$488	$422	$1,421	$1,225
Distribution	70	82	360	420
Western Canada Transmission & Processing	117	156	382	504
Field Services	(3)	51	(253)	235

Total Reportable Segment EBITDA	672	711	1,910	2,384
Other EBITDA	(12)	(19)	(39)	(60)

Total Reportable Segment and Other EBITDA	$660	$692	$1,871	$2,324

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$223	$236	$1,080	$1,144
CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)			$1,252	$889
Distribution			374	261
Western Canada Transmission & Processing			241	385
Other (b)			41	123

Total Capital and Investment Expenditures			$1,908	$1,658

Expansion and Investment (a,b)			$1,433	$1,205
Maintenance and Other			475	453

Total Capital and Investment Expenditures			$1,908	$1,658

			September 30, 2015	December 31, 2014
CAPITALIZATION
Common Equity - Controlling Interests			30%	32%
Noncontrolling Interests and Preferred Stock			12%	10%
Total Debt			58%	58%
Total Debt			$14,241	$14,679
Book Value Per Share (c)			$10.75	$12.16
Actual Shares Outstanding			671	671

(a)	Excludes contributions received from noncontrolling interests of $132 million in 2015 and $47 million in 2014. 2014 period includes an investment in SESH of $94 million, used by SESH to retire debt.
(b)	2014 period includes an investment in SESH of $95 million, used by SESH to retire debt.
(c)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

September 2015

(Unaudited)

(In millions, except where noted)

These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
SPECTRA ENERGY PARTNERS
Operating Revenues	$612	$558	$1,821	$1,670
Operating Expenses
Operating, Maintenance and Other	207	190	606	568
Other Income and Expenses	83	54	206	123

EBITDA	$488	$422	$1,421	$1,225

Express Pipeline Revenue Receipts, MBbl/d (a)	234	221	239	217
Platte PADD II Deliveries, MBbl/d	167	169	169	170
Canadian Dollar Exchange Rate, Average	1.31	1.09	1.26	1.09
DISTRIBUTION
Operating Revenues	$209	$260	$1,161	$1,338
Operating Expenses
Natural Gas Purchased	53	78	539	618
Operating, Maintenance and Other	86	100	262	299
Other Income and Expenses	—	—	—	(1)

EBITDA	$70	$82	$360	$420

Number of Customers, Thousands			1,429	1,410
Heating Degree Days, Fahrenheit	245	354	5,370	5,584
Pipeline Throughput, TBtu (b)	134	121	594	536
Canadian Dollar Exchange Rate, Average	1.31	1.09	1.26	1.09
WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$288	$417	$962	$1,383
Operating Expenses
Natural Gas and Petroleum Products Purchased	32	87	124	352
Operating, Maintenance and Other	141	174	462	528
Other Income and Expenses	2	—	6	1

EBITDA	$117	$156	$382	$504

Pipeline Throughput, TBtu	213	219	689	685
Volumes Processed, TBtu	157	179	493	531
Canadian Dollar Exchange Rate, Average	1.31	1.09	1.26	1.09
FIELD SERVICES
Earnings (loss) from Equity Investment in DCP Midstream, LLC	$(3)	$51	$(253)	$235

Cash Distributions to Spectra Energy	$—	$43	$—	$179

Natural Gas Gathered and Processed/Transported, TBtu/day (c)	7.3	7.5	7.1	7.3
Natural Gas Liquids Production, MBbl/d (c)	421	471	410	456
Average Natural Gas Price Per MMBtu (d)	$2.77	$4.06	$2.80	$4.55
Average Natural Gas Liquids Price Per Gallon (e)	$0.42	$0.90	$0.46	$0.96
Average Crude Oil Price Per Barrel (f)	$46.43	$97.24	$51.00	$99.64

(a)	Thousand barrels per day.
(b)	Trillion British thermal units.
(c)	Reflects 100% of DCP Midstream volumes.
(d)	Million British thermal units. Average price based on NYMEX Henry Hub.
(e)	Does not reflect results of commodity hedges.
(f)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating Revenues	$1,103	$1,207	$3,918	$4,303
Operating Expenses	714	825	2,582	2,944

Operating Income	389	382	1,336	1,359

Other Income and Expenses	79	115	(44)	376
Interest Expense	155	167	480	521

Earnings Before Income Taxes	313	330	812	1,214
Income Tax Expense	70	76	164	305

Net Income	243	254	648	909
Net Income - Noncontrolling Interests	69	53	189	143

Net Income - Controlling Interests	$174	$201	$459	$766

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	September 30,	December 31,
	2015	2014

ASSETS

Current Assets	$1,839	$2,332
Investments and Other Assets	7,613	8,007
Net Property, Plant and Equipment	22,438	22,307
Regulatory Assets and Deferred Debits	1,369	1,394

Total Assets	$33,259	$34,040

LIABILITIES AND EQUITY

Current Liabilities	$3,407	$3,809
Long-term Debt	12,898	12,769
Deferred Credits and Other Liabilities	6,765	6,806
Preferred Stock of Subsidiaries	258	258
Equity	9,931	10,398

Total Liabilities and Equity	$33,259	$34,040

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net Income	$243	$254	$648	$909
Add:
Interest expense	155	167	480	521
Income tax expense	70	76	164	305
Depreciation and amortization	188	201	574	600
Foreign currency loss (gain)	4	(6)	7	(8)
Less:
Third party interest income	—	—	2	3

EBITDA	660	692	1,871	2,324

Add:
Earnings from equity investments	(51)	(91)	(80)	(337)
Non-cash impairment at DCP	3	—	197	—
Distributions from unconsolidated affiliates (a)	59	86	183	309
Empress non-cash items	(3)	(8)	24	—
Non-cash impairment at Ozark Gas Gathering	—	—	9	—
Other	7	21	30	9
Less:
Interest expense	155	167	480	521
Equity AFUDC	33	18	73	33
Net cash paid (refund) for income taxes	8	7	(20)	8
Distributions to non-controlling interests	47	47	140	128
Maintenance capital expenditures (b)	209	225	481	471

Total Distributable Cash Flow	$223	$236	$1,080	$1,144

(a)	Excludes $403 million and $223 million in distributions from investments in equity affiliates for the nine month periods ended September 30, 2015 and 2014, respectively.
(b)	Excludes reimbursable expenditures.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2015 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$488	$—		$488

Distribution	70	—		70

Western Canada Transmission & Processing	117	—		117

Field Services	(3)	(26	)A	(29)

Total Reportable Segment EBITDA	672	(26)		646

Other	(12)	—		(12)

Total Reportable Segment and Other EBITDA	$660	$(26)		$634

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$660	$(26)		$634
Depreciation and Amortization	(188)	—		(188)
Interest Expense	(155)	—		(155)
Interest Income and Other	(4)	—		(4)
Income Tax Benefit (Expense)	(70)	8		(62)

Total Net Income	243	(18)		225

Total Net Income - Noncontrolling Interests	(69)	—		(69)

Total Net Income - Controlling Interests	$174	$(18)		$156

EARNINGS PER SHARE, BASIC	$0.26	$(0.03)		$0.23

EARNINGS PER SHARE, DILUTED	$0.26	$(0.03)		$0.23

A - Overhead reduction costs, gain on asset sale and goodwill impairment.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671
Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2014 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$422	$—		$422

Distribution	82	—		82

Western Canada Transmission & Processing	156	—		156

Field Services	51	12	A	63

Total Reportable Segment EBITDA	711	12		723

Other	(19)	—		(19)

Total Reportable Segment and Other EBITDA	$692	$12		$704

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$692	$12		$704
Depreciation and Amortization	(201)	—		(201)
Interest Expense	(167)	—		(167)
Interest Income and Other	6	—		6
Income Tax Expense	(76)	(4)		(80)

Total Net Income	254	8		262

Total Net Income - Noncontrolling Interests	(53)	—		(53)

Total Net Income - Controlling Interests	$201	$8		$209

EARNINGS PER SHARE, BASIC	$0.30	$0.01		$0.31

EARNINGS PER SHARE, DILUTED	$0.30	$0.01		$0.31

A - Losses on sales of assets and goodwill impairment.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671
Diluted	673

Spectra Energy Corp

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions, except where noted)

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	Reported	Special Items	Ongoing	Reported	Special Items	Ongoing
Net Income	$243	$(18)	$225	$254	$8	$262
Add:
Interest expense	155	—	155	167	—	167
Income tax expense	70	(8)	62	76	4	80
Depreciation and amortization	188	—	188	201	—	201
Foreign currency loss (gain)	4	—	4	(6)	—	(6)

EBITDA	660	(26)	634	692	12	704

Add:
Earnings from equity investments	(51)	29	(22)	(91)	(12)	(103)
Non-cash impairment at DCP	3	(3)	—	—	—	—
Distributions from unconsolidated affiliates	59	—	59	86	—	86
Empress non-cash items	(3)	—	(3)	(8)	—	(8)
Other	7	—	7	21	—	21
Less:
Interest expense	155	—	155	167	—	167
Equity AFUDC	33	—	33	18	—	18
Net cash paid for income taxes	8	—	8	7	—	7
Distributions to non-controlling interests	47	—	47	47	—	47
Maintenance capital expenditures	209	—	209	225	—	225

Total Distributable Cash Flow	$223	$—	$223	$236	$—	$236